Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Execution Version

Agreement between Mesa Cobre and Global TBM Company dba Robbins for the Purchase, Supply, Transport, Assembly, Testing, and Commissioning of a Tunnel Boring Machine and Associated Equipment

INDEX

Articles	Description	Page No.
1	Definitions and Interpretation	1
2	Scope of Work	3
3	Obligations of Robbins	3
4	Obligations of Mesa Cobre	3
5	Obligations of the Parties	4
6	Variations, Changes and Claims	4
7	Commencement and Time of Completion	6
8	Supply Conditions	6
9	Inspection	6
10	Price	7
11	Terms of Payment	7
12	Default of Robbins	8
13	Force Majeure	8
14	Default of Mesa Cobre	8
15	Termination for Convenience	9
16	Warranty by Robbins	8
17	Taxes	10
18	Termination	10
19	Consequences of Termination	10
20	Arbitration and Settlement of Disputes	10
21	Validity	11
22	Amendments, Effectiveness	11
23	Exchange of Documents and Maintenance of Confidentiality	11
24	Indemnification by Robbins	11
25	Indemnification by Mesa Cobre	12
26	Limitations of Liability	12
27	Representations of Parties	12
28	Governing Laws and Jurisdiction	13
29	Mesa Cobre Project Financing	13
30	Miscellaneous	14
31	Notices and Instructions	15
Appendices
Appendix-1 Milestone Payments
Appendix-2 Price Sheet
Appendix-3 Scope of Work
Appendix-4 Work Schedule
Appendix-5 Scope Sharing Document
Appendix-6 Drawing
Appendix-7 Equipment Specification
Appendix-8 Project layout designs and geological and geotechnical studies and/or profiles
Appendix-9 Assembly Payment Terms
Appendix-10 Form of Lenders’ Direct Agreement

Execution Version

Agreement between Mesa Cobre Holding Corporation and Global TBM Company dba Robbins for the Purchase, Supply, Transport, Assembly, Testing, and Commissioning of a Tunnel Boring Machine and Associated Equipment

This Agreement (this “Agreement”) made on this 28th day of May, 2026 (the “Effective Date”) is entered into by and between:

Mesa Cobre Holding Corporation – a company duly constituted and existing under the laws of the State of Delaware, United States of America and having an office located at 450 E. Rio Salado Parkway, Suite 130, Tempe, Arizona 85281, hereinafter referred to as “Mesa Cobre”,

AND

Global TBM Company dba Robbins – a company duly constituted and existing under the laws of the State of Ohio, United States of America, having its office located at 29100 Hall Street Solon, Ohio, USA, hereinafter referred to as “Robbins”;

Both and/or each of them hereinafter shall be referred to as “the Parties” or “the Party”, as the case may be.

RECITALS:

WHEREAS:

(a)	Mesa Cobre is the owner of the Santa Cruz Copper Mine Project located in Casa Grande, Arizona (the “Project”);

(b)	As part of the Project, Mesa Cobre will be boring a mine decline tunnel;

(c)	Robbins is a manufacturer of EPB Tunnel Boring Machines (TBMs) of all diameters with Back-up and matching systems for removal of excavated material;

(d)	Mesa Cobre and Robbins desire to enter into this Agreement for Robbins to sell, supply, transport, assemble, test, and commission for Mesa Cobre an EPB Tunnel Borring Machine (TBM) for Mesa Cobre’s use on the Project.

AGREEMENT:

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained the parties agree as follows:

Article 1: Definitions and Interpretation

1.1	Definitions: In this Agreement (as hereinafter defined) the following words and expressions shall have the meanings hereby assigned to them:

1.1.1	“Agreement” is defined in the preamble.

1.1.2	“Collateral Agent” means each collateral agent appointed by, and acting on behalf of, Lenders under any financing documents and its permitted replacements, successors and assignees.

1.1.3	“Commissioning” means the Equipment is assembled, tested and operational, including the installation of the reaction frame at the bottom of the box cut at the Site in accordance with this Agreement.

1.1.4	“Drawing” means the general arrangement Drawing enclosed with this Agreement in Appendix-6.

1.1.5	“Equipment” means the tunnel boring machinery, continuous muck-haulage conveyor, multi service vehicles and segment moulds, plant, and equipment for the Project to be supplied and sold by Robbins and purchased by Mesa Cobre in accordance with this Agreement, which includes the Robbins EPB Crossover type TBM with a 9.26m nominal diameter, including back-up system having arrangements for muck haulage by conveyor and related equipment as described in Appendix-4, Appendix-6, and Appendix-7.

Execution Version

1.1.6	“Lenders” means any bank, trust company, mortgage company, insurance company, real estate investment trust, streamer, royalty provider, export credit agency, other lending or financial institutions (including indirect lenders, shareholders of Mesa Cobre or their affiliates and loan participants) or any department, commission, authority or agency of any government, providing grants, debt, equity, lease or bond financing or financial services or credit support or other credit under the relevant financing documents, including as the case may be any security agent, trustee or facility agent appointed by the Lenders and "Lender" means any of them.

1.1.7	“Lenders’ Direct Agreement” means an agreement between each of the Parties and the Collateral Agent substantially in the form set out in Appendix-10 hereto.

1.1.8	“Lenders’ TA” and “Lenders' Technical Adviser” means an engineering firm or independent technical advisor appointed to act on behalf of Lenders from time to time under the relevant financing documents, notified to Robbins by Mesa Cobre.

1.1.9	“Persons” means any individual, corporation, partnership, association, joint stock company, trust, unincorporated organization, joint venture, or any governmental authority;

1.1.10	“Price” means the total price as set forth in the Agreement payable by Mesa Cobre to Robbins pursuant to the terms of this Agreement for the Work performed by Robbins and the Equipment sold to Mesa Cobre;

1.1.11	“Project” is defined in the Recitals.

1.1.12	“Site” means that portion of the Project where the Equipment is to be delivered, assembled, tested, commissioned, and deployed to complete the decline access drift;

1.1.13	“Specifications” means the description, technical standards, and operational requirements, of the Equipment as contained in Appendix-6 and Appendix-7 hereto;

1.1.14	“Work” means the work to be performed and the Equipment to be supplied by Robbins as required by this Agreement, including, but not limited to, ordering parts for the fabrication of the Equipment, fabrication of the Equipment at Robbins’ workshop(s), transportation of the Equipment to the Site, and provision of labor for the On Site First Time Assembly (OFTA), testing, and Commissioning of the Equipment at Site, as outlined in Appendixes-3,-5, -6, and -7.

1.1.15	“Work Schedule” means the schedule for the Work set forth in Appendix-4 hereto.

1.2	Headings in this Agreement are for convenience only and shall not affect or be taken into consideration in the interpretation or construction of any provision of the Agreement.

1.3	Words imparting persons shall include firms, corporations and any entity organization having a legal existence or presence.

1.4	Words imparting the singular only also include the plural and vice versa where the context so requires. Similarly, all words indicating masculine only shall also include the feminine and vice versa, where the context so requires.

1.5	Any acceptance, consent or approval required under or pursuant to any provision of this Agreement shall be valid and effectual only if it is in writing signed by the authorized representative of the concerned Party duly authorized in that respect, or their designee.

1.6	This Agreement supersedes all prior written, oral, express or implied understandings, promises, representations and agreements reached and/or executed by the Parties in relation to the subject matter of this Agreement.

1.7	All appendices hereto form an integral part of this Agreement.

1.8	This Agreement, and the attached Appendices which form part of the Agreement, shall be ranked in the following order of precedence: (1) the body of the Agreement, (2) Appendix-7, (3) Appendix-3, (4) Appendix-1, (5) Appendix-9, (6) Appendix-4, (7) Appendix-6, (8) Appendix-8, (9) Appendix-5, (10) Appendix-2, and (11) Appendix-10. In the event of any discrepancy or conflict between the documents forming part of the Agreement, the higher-ranking document, as specified in this Article 1.8, shall prevail.

Execution Version

Article 2: Scope of Work

2.1	Robbins shall perform the Work in accordance with this Agreement so that the Equipment meets the Specifications.

2.2	The Equipment shall be shipped in multiple shipments and shall be delivered by the dates set forth in the Work Schedule DDP Site. Mesa Cobre is responsible for unloading the Equipment at Site.

2.3	In case Mesa Cobre requests additional or different equipment or services than described in this Agreement, Robbins will study the possibility of carrying out the request and, where possible, will inform Mesa Cobre as soon as possible of the cost and delivery impact of the request. If Mesa Cobre desires to proceed with the request, the Parties will sign an amendment to this Agreement prior to Robbins proceeding with the request for the supply of additional or different equipment or services.

Article 3: Obligations of Robbins

3.1	Robbins shall execute the Work with due care and diligence in accordance with the provisions of this Agreement. Robbins will provide only competent and experienced personnel to perform the Work.

3.2	Robbins shall perform the Work in accordance with the Work Schedule specified in Appendix-4.

3.3	Robbins agrees that it will not supply any work or services other than the Work. Without waiving or limiting the foregoing, and for the avoidance of doubt, the Parties agree and acknowledge that the following supply or services are expressly excluded from the Work, and that Robbins shall have no responsibility, liability for, and/or obligation to supply or perform the following:

3.3.1	Operation of the Equipment;
3.3.2	Maintenance or repair of the Equipment during operation except pursuant to Article 16 (Warranty).

3.4	Robbins shall be responsible for risk of loss for physical loss and damage to the Equipment until the Equipment is delivered in accordance with the terms of this Agreement. Following delivery and through Commissioning, Robbins shall be liable for any direct physical loss or damage caused by Robbins or any Robbins’s subcontractor to the Equipment.

3.5	When located on any portion of the Project, including while working at the Site, Robbins, including all personnel, subcontractors, agents or invitees of Robbins, will comply with Mesa Cobre’s Project Site Safety Rules, which will be provided by Mesa Cobre to Robbins prior to Robbins entering the Site or performing any work at the Site. Robbins will supply a copy of the Project Site Safety Rules to each of its contractors and cause each of its contractors to comply with the Project Site Safety Rules when working at the Site. Robbins promptly shall remove and replace any personnel of Robbins or its contractors from the Site whose removal is reasonably requested by Mesa Cobre.

Article 4: Obligations of Mesa Cobre

4.1	Mesa Cobre shall be obliged to make timely payment to Robbins per the terms of Article 11 of the Agreement.

4.2	Intentionally Left Blank

4.3	Mesa Cobre shall provide the work, equipment, and resources as expressly noted as the responsibility of Mesa Cobre per Appendix-5.

4.4	Mesa Cobre shall furnish Robbins with the necessary access to the Site for the prompt and efficient transportation and delivery of the Equipment to the Project by Robbins and to the specific location at the Site where the Equipment will be staged, assembled, tested, and Commissioned by Robbins prior to the start of tunnel boring. This obligation to provide necessary Site access shall include, without limitation, providing access roads, pits, shafts, shoring, lay down or staging areas or other related civil works at the Site necessary for Robbins’ performance of the Work in accordance with this Agreement, unless expressly provided otherwise in this Agreement. Robbins shall promptly notify Mesa Cobre if Robbins reasonably believes that any components of the Equipment will be delivered prior to or after the time set forth in the Work Schedule.

Execution Version

4.5	Following Commissioning of the Equipment, Mesa Cobre or its contractor shall operate and maintain the Equipment in strict accordance with Robbins’ manuals and written instructions and recommendations provided by Robbins to Mesa Cobre, and to the extent any alleged defect is directly attributable to Mesa Cobre’s failure to comply with such manuals and written instructions and recommendations provided by Robbins, Robbins shall be relieved of its obligations under Article 16 of this Agreement with respect to that defect.

Article 5: Assignment and Subcontracting

5.1	Robbins may not assign this Agreement without the prior written consent of Mesa Cobre, which consent shall not be unreasonably withheld, conditioned, or delayed, and Mesa Cobre may not assign this Agreement without the prior written consent of Robbins, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that Mesa Cobre may, pursuant to the terms set forth in the Lenders’ Direct Agreement, which Robbins agrees to provide in accordance with Article 29 (i) collaterally assign, transfer, charge, mortgage, pledge or otherwise encumber this Agreement (or its right, title, or interest in it or any part of it) to any Lender or Collateral Agent (or, in each case, a designee thereof) or (ii) assign, transfer, convey or otherwise dispose of this Agreement, in whole or in part, in each case, in connection with the relevant financing documents or as a result of any enforcement foreclosure or other exercise of Lender remedies following a default or enforcement event under the relevant financing documents.

5.2	It is further clarified that nothing in Sub-Article 5.1 shall prevent Robbins from subcontracting any aspect of its performance of this Agreement to Persons provided that Robbins may not engage any Person as a subcontractor to perform any part of the Work at the Site without the prior written consent of Mesa Cobre.

5.3	Robbins is responsible for its obligations in respect of such subcontracted activity and is not relieved of its responsibility for the Work by virtue of subcontracting regardless of Mesa Cobre’s acceptance of such subcontracted activity. Robbins is responsible for the acts and deficiencies of subcontractors and subcontractors’ personnel to the same extent that Robbins is responsible for the acts and deficiencies of its own employees. Also, even after subcontracting part of the activity, only Robbins shall have contractual privity with Mesa Cobre with respect to the subject matter of this Agreement.

Article 6: Variations, Changes and Claims

6.1	Variations and Changes (Price and Time)

6.1.1	Mesa Cobre may, without invalidating the Agreement, by written notice, request Robbins to supply additional or different equipment or work to that which is set forth in this Agreement, to carry out modifications or variations to the equipment or work, or to perform additional or different services. Within a reasonable time after receiving such written notice, Robbins shall provide a written summary, together with support, of the additional costs and expenses, together with reasonable overhead and profit, relating to the requested changes, modifications or variations, as well as any anticipated extensions of, impacts to, or other delays or disruptions affecting the critical path of the Work Schedule caused by the changes, modifications or variations. Any agreed adjustment to costs or schedule will be set forth in a change order executed by the Parties. In the event the Parties are unable to agree on the equitable adjustment to the Price or schedule as a result of the change, modification, or variation, Mesa Cobre may direct Robbins in writing to proceed with the change while the Parties negotiate a change order. In this case, Mesa Cobre shall be required to pay Robbins for the reasonable costs and expenses related to the performance of the changes, modifications or variations to the Equipment, Work, or associated services, plus reasonable overhead and profit. Robbins shall not be obligated to perform any such changes, modifications or variations without a signed change order or a written change directive issued by Mesa Cobre. It is understood by the Parties that the execution of an Amendment or Change Order or issuance by Mesa Cobre of a written change directive is an express condition precedent to Robbins' obligation to proceed with any such request.

6.1.2	The reimbursable rates, if any, stated in this Agreement and its attached Appendices, shall apply to the valuation of any requested changes, modifications or variations, where applicable. If no applicable rates are reflected herein, or otherwise agreed by the Parties, changes, modifications and variations shall be calculated using the costs, expenses and charges actually incurred by Robbins, plus reasonable overhead and profit.

Execution Version

6.1.3	Time Extensions and Delays. If Robbins is delayed or disrupted at any time in the design, manufacturing, engineering, or delivery of the Equipment, or performance of the Work required by this Agreement, by (a) changes, modifications or variations ordered by Mesa Cobre; (b) any Force Majeure event; and/or (c) any act or omission of Mesa Cobre or any third party for whom they are responsible, including any failure by Mesa Cobre to perform its material obligations under this Agreement, and timely makes a claim under this Agreement, then the dates relating to the performance of Robbins’ obligations as set forth in the Work Schedule shall be equitably extended by Change Order for the impact to the critical path of the Work Schedule.

6.1.4	Robbins shall be responsible for delays or disruptions caused by Robbins and third parties for whom Robbins is responsible.

6.1.5	Robbins shall be entitled to seek a change order by making a claim in accordance with Sub-Article 6.2.1 for additional compensation to fully and fairly compensate it for any additional costs or expenses incurred as a direct result of delays or disruptions caused by Mesa Cobre or any contractor, supplier, or agent of Mesa Cobre or other third-party for whom Mesa Cobre is responsible (other than Robbins or any subcontractor of Robbins of any tier).

6.2	Claims

6.2.1	Robbins shall provide written notice, within a reasonable time and no later than fourteen (14) days after discovery of any information that supports a claim for additional costs or time, of its intention to pursue a claim for an equitable adjustment of the Price and/or Work Schedule. The written notice shall include sufficient details regarding the circumstances relating to the claim, as well as the additional costs or expenses that are known or anticipated at the time of the notice, to permit Mesa Cobre to respond. Failure to submit a claim within the time provided in this Sub-Article will constitute a waiver of the claim.

6.2.2	The Parties shall endeavor to resolve any claims for which Robbins has provided timely written notice in accordance with Sub-Article 6.2.1. In the event the Parties are unable to reach an amicable agreement, any disputes or disagreements regarding a claim for additional costs or expenses, equitable adjustments and extensions of the dates set forth in the Work Schedule, shall be determined in accordance with Article 20 of this Agreement.

6.3	Differing or Changed Site, Subsurface or Concealed Conditions

6.3.1	During Robbins’ performance of the Work, including the delivery, assembly, and Commissioning, if subsurface, latent physical, or otherwise concealed physical conditions are encountered at the Site or elsewhere on the Project impacting the Work that differ materially from those indicated in this Agreement, either Mesa Cobre or Robbins, whoever encounters the conditions, shall provide prompt written notice to the other of such conditions and in the case of Robbins, their anticipated impact on the Price and Work Schedule. If Mesa Cobre encounters the conditions and notifies Robbins, Robbins shall promptly and in accordance with Sub-Article 6.2.1 respond to Mesa Cobre’s notice with Robbins’ assessment of the impact to the Price and Work Schedule, with supporting documentation. If the conditions impact the Work and differ materially from those indicated in this Agreement, Robbins shall be entitled to an equitable adjustment of the Price and Work Schedule that fairly and adequately compensates Robbins for any critical path delays, disruptions, or interferences with the Work or additional costs and expenses, plus reasonable overhead and profit, incurred by Robbins in the performance of the Work, in each case as a direct result of such differing subsurface/concealed conditions.

Article 7: Commencement and Time of Completion

7.1	Robbins will commence and perform the Work in accordance with the times set forth in the Work Schedule, so that the milestones set forth in the Work Schedule are achieved on time. Robbins represents that all milestones will be achieved by the applicable dates specified in the Work Schedule.

Execution Version

7.2	If, at any time, Mesa Cobre reasonably determines that physical progress is not sufficient to achieve Commissioning by the date specified for same in the Work Schedule, and/or physical progress has fallen (or is trending to fall) behind the time specified for Contractor’s performance in the Work Schedule, other than as a result of a change in the scope of the Work ordered by Mesa Cobre, a differing site condition in accordance with Sub-Article 6.3, an act of Mesa Cobre or a Force Majeure, then Mesa Cobre may require Robbins to submit a recovery schedule and supporting report describing the revised methods which Robbins proposes to adopt in order to expedite progress and achieve timely performance, including the achievement of the milestones. Robbins shall adopt the revised methods agreed to by the Parties at no additional cost to Mesa Cobre.

7.3	Robbins’ failure to achieve Commissioning by July 30, 2027 (provided the initial milestone payment set forth in Appendix-1 is paid to Robbins on or before June 9, 2026), or such other date that the parties mutually agree in writing, as such date may be adjusted as provided in this Agreement, shall result in monetary loss to Mesa Cobre and, as a result thereof, Robbins shall pay to Mesa Cobre as liquidated damages and not as a penalty Fifty Thousand Dollars ($50,000) per day (the “Liquidated Damages”), after a two-week grace period, for each calendar day that Commissioning is delayed beyond the two-week grace period and concluding on the date that Commissioning actually occurs. Liquidated Damages under this Sub-Article 7.3 shall not exceed five percent (5%) of the Price (the “Delay Liquidated Damages Cap”). Mesa Cobre shall be entitled to deduct Liquidated Damages from amounts due or owed by Mesa Cobre to Robbins under this Agreement. The Parties agree that Mesa Cobre’s damages are difficult to ascertain and that the Liquidated Damages are not punitive in nature and represent a reasonable forecast of Mesa Cobre’s anticipated damages should Commissioning be delayed. Robbins shall not be liable for Liquidated Damages to the extent that the delay in Commissioning beyond the agreed date is caused by a Force Majeure, the acts or omissions of Mesa Cobre or anyone for whom Mesa Cobre is responsible, or to the extent there is a concurrent delay, caused by circumstances outside the control or responsibility of Robbins or anyone for whom Robbins is responsible until such concurrent delay(s) have ceased, or if Mesa Cobre is not ready to receive the Work by the agreed date for Commissioning.

7.4	Subject to Mesa Cobre’s right to terminate this Agreement pursuant to Article 12 or 15 and Mesa Cobre’s rights under Sub-Article 7.2, the obligation to pay Liquidated Damages shall be Robbins’ sole liability and Mesa Cobre’s exclusive remedy arising out of any delay to the Work, except in the case Mesa Cobre terminates this Agreement in accordance with Sub-Article 12.2 for Robbins’ default under Sub-Article 12.1.3. If Mesa Cobre so terminates this Agreement, the Delay Liquidated Damages Cap will not apply.

Article 8: Robbins’ Insurance

8.1	Robbins shall provide and maintain the following policies, the premiums for which shall be paid by Robbins, covering the Equipment until delivery is made in accordance with this Agreement:

8.1.1	“All Risks” Property Insurance covering loss or damage, under replacement cost basis, to the Equipment. Mesa Cobre shall be added to the policy as loss payee as its interest may appear.

8.1.2	Marine Cargo Insurance covering the Equipment during ocean, air, or ground shipment. This coverage shall be on an “all risk” basis conditions, including ‘war’ (if available on commercially reasonable terms and certain Geographical exclusions are allowed), ‘strikes and civil commotion’, covering on a warehouse-to-warehouse basis, including loading, unloading and storage during the course of transit, including storage at secondary transit processing facilities, with a limit of not less than the replacement cost of the cargo. Such insurance shall insure the interest of Mesa Cobre.

8.2          At all times from and after the commencement of Work at the Site, Robbins shall provide and maintain the following policies, the premiums for which shall be paid by Robbins. Such policies shall: (i) include Mesa Cobre, Ivanhoe Electric Inc., and Collateral Agent, as additional named insureds, (except as respects Worker's Compensation); (ii) be primary and non-contributory as respects any coverage carried by Mesa Cobre or any other additional named insured; (iii) contain a waiver of subrogation against the additional named insureds; and (iv) include a cross liability clause or severability of interest clause where applicable.

8.2.1       Comprehensive General Liability Insurance with a limit of not less than $5,000,000 per occurrence, which limit can be met through primary insurance and umbrella/excess liability policies. This insurance shall include:

(i)           liability for premises and all operations;

(ii)          products and completed operations;

(iii)         broad form property damage;

(iv)         blanket contractual subject to the terms and conditions of the policy;

Execution Version

(v)          personal injury;

(vi)         employees as insured; and

(vii)        stop gap liability insurance.

8.2.2       Workers' Compensation and Employer's Liability Insurance. Workers’ Compensation Insurance shall be in compliance with the laws where the work is performed and with any other applicable statutory obligations, whether Federal or State, pertaining to the compensation of injured employees assigned to the Work and including voluntary compensation. Employer’s Liability Insurance with a limit of not less than $1,000,000.

8.2.3       Automobile Liability Insurance with a limit of not less than $2,000,000 per occurrence, which limit can be met through self-insurance, primary insurance, and umbrella/excess liability policies. This insurance shall include:

(i)           owned vehicles;

(ii)          non-owned vehicles; and

(iii)         leased vehicles.

Liability insurance policies must not be written on a “claims-made” basis unless agreed to in writing by Mesa Cobre.

Robbins shall require all subcontractors engaged to perform any Work at the Site, except for its field service and other supervisory personnel who are covered under Robbins’ insurance, to carry and maintain insurance in accordance with the insurance requirements of Robbins in this Agreement.

8.3          Robbins shall deliver to Mesa Cobre upon execution of this Agreement and from time to time as required thereafter a copy of a certificate of insurance evidencing all insurance required in this Article 8 is in force. The insurance required in this Article 8 shall be placed with insurance companies that have an A.M. Best rating of not less than A-. Each policy shall contain a provision that thirty (30) days’ advance written notice be given to Mesa Cobre before a material change in coverage or cancellation, except for non-renewal for non-payment, which will require that ten (10) days advance written notice be given.

Article 9: Inspection

9.1	Robbins shall ensure that Mesa Cobre and its consultants shall have, at all reasonable times upon reasonable advance notice, access for the purpose of inspection to Robbins’ manufacturing facilities during the design, engineering, manufacture, and testing of various components of the Equipment while at Robbins’ facilities.

9.2	Robbins shall also keep Mesa Cobre informed of the progress of the Work via weekly videoconference meeting at a time mutually agreed by the Parties and by issuing written monthly progress reports to Mesa Cobre, in form and substance acceptable to Mesa Cobre.

9.3	Robbins will provide Mesa Cobre sufficient advanced notice to allow Mesa Cobre and its consultants to observe any testing of the Equipment at the Site.

Article 10: Price

10.1       Prior to the Effective Date, Mesa Cobre paid, and Robbins received, a deposit in the amount of $1,100,000, which amount shall be considered payment for Work under this Agreement and credited toward the Price.

10.2       The price for all Work other than (a) the transportation portion of the Work described in Appendix-3, and (b) the non-supervisory subcontract labor for the Equipment assembly at Site is included in the Equipment purchase price on Appendix-1.

10.3       Robbins will be compensated for the transportation portion of the Work described in Appendix-3 on a reimbursable basis in accordance with this Sub-Article 10.2. For this scope, Robbins shall be paid (i) the cost paid to the transportation suppliers, brokers, freight and forwarding companies, shippers and other common carriers approved by Mesa Cobre plus (ii) a single markup of 10% of such cost for overhead and profit; provided that Robbins shall not be entitled to a markup for overhead and profit on tariffs. Neither Robbins’ nor any transportation subcontractor of Robbins shall include any cost or contingency for U.S. tariffs in its price.

10.4       If tariffs are imposed on the Equipment imported into the United States by the United States government, Robbins shall promptly notify Mesa Cobre upon becoming aware of the tariff and provide Mesa Cobre with documentation substantiating the tariffs and Robbins’ (or its subcontractor’s) payment of same acceptable to Mesa Cobre. Robbins will be entitled to an equitable adjustment hereunder to reimburse Robbins’ for the tariffs paid by Robbins or its subcontractor to the United States government based on the importation of the Equipment into the United States. Any such equitable adjustment shall not include an amount for overhead or profit and shall not be duplicative. For example, if Robbins’ transportation subcontractor pays the tariff, Robbins’ equitable adjustment will be limited to payment of the subcontractor’s invoiced cost (excluding any markup for overhead and profit) to Robbins’ for the tariff payment.

Execution Version

10.5        For the assembly portion of the Work at Site not included in the Equipment purchase price set forth on Appendix-1 and which is delineated in Appendix-3, Mesa Cobre will pay the price set forth on Appendix-9.

Article 11: Terms of Payment

11.1	Mesa Cobre will make payments of a portion of the Price in milestone payments as set forth on Appendix-1 as milestones are satisfactorily achieved according to the milestone payment schedule for the Work as set forth on Appendix-1 (each such milestone is hereinafter referred to as a “Payment Milestone”).

11.2	Robbins shall notify Mesa Cobre in writing at least seven (7) days prior to completion of each Payment Milestone except for the initial Payment Milestone. Promptly after Robbins’ determination that a Payment Milestone other than the initial Payment Milestone has been achieved, Robbins shall issue a notice to Mesa Cobre (the “Milestone Notice”), which shall include copies of relevant supporting data in reasonable detail. Within fourteen (14) days after its receipt of the Milestone Notice, Mesa Cobre and its consultants shall be entitled to inspect the progress and confirm the achievement of the Payment Milestone and Mesa Cobre shall respond to Robbins in writing and either accept or reject such Milestone Notice. If the Milestone Notice is rejected, Mesa Cobre shall with reasonable specificity identify any conditions for the Payment Milestone that have not been satisfied. After its receipt of Mesa Cobre’s rejection of the Milestone Notice, Robbins shall satisfactorily explain within seven (7) days thereafter or correct the identified deficiencies and issue a revised notice to Mesa Cobre, whereupon Mesa Cobre will accept or reject such revised Milestone Notice within fourteen (14) days after its receipt. The foregoing process shall be repeated as necessary until Mesa Cobre has confirmed that the Payment Milestone has been achieved, whereupon Mesa Cobre shall accept Robbins’ Milestone Notice by countersignature or by otherwise certifying in writing that the Payment Milestone as claimed in Robbins’ notice has been achieved (such countersigned notice or written certification being the “Milestone Certificate”).

11.3	If Mesa Cobre does not respond to Robbins in writing whether Mesa Cobre accepts or rejects the Milestone Notice within fourteen (14) days after Mesa Cobre’s receipt of the Milestone Notice, Robbins shall send an email notification to Glen Kuntz at Glen.kuntz@ivanhoeelectric.com with a copy to Cassandra Joseph at Cassandra@ivanhoeelectric.com requesting Mesa Cobre’s response. If Mesa Cobre has not provided its written acceptance or rejection of the Milestone Notice within five (5) days after Robbins’ email notification, then the Payment Milestone shall be deemed to have been achieved, and the Milestone Certificate shall be deemed to have been issued by Mesa Cobre on the date that is seven (7) days after Robbins’ email notification sent pursuant to this Sub-Article 11.3.

11.4	Pursuant to Sub-Article11.3 should Mesa Cobre delay payment to Robbins based on the issuance of a complete and accurate Milestone Notice, Robbins shall be entitled to an equitable extension of the date for the applicable milestone attributed to the delay in payment.

11.5	Upon receipt of the Milestone Certificate from Mesa Cobre, Robbins shall invoice Mesa Cobre the amount payable for that Payment Milestone.

11.6	Robbins will send invoices to Mesa Cobre at the address and in the manner designated by Mesa Cobre in writing. Invoices shall include information required by this Agreement and additional information reasonably requested by Mesa Cobre.

11.7	The payment for the initial Payment Milestone will be due by the time set forth in Appendix-1. The payment terms for all other Milestone Payments will be net thirty (30) days from Mesa Cobre’s receipt of Robbins’ complete and accurate invoice.

11.8	Robbins shall submit invoices to Mesa Cobre for the reimbursable transportation costs described in Sub-Article 10.2 on a periodic basis, but not more frequently than monthly. Robbins shall provide all supporting cost information (including subcontractor invoices) and evidence of payment.

Execution Version

11.9	Mesa Cobre shall make payment for Work performed on a reimbursable basis under this Agreement net thirty (30) days from Mesa Cobre’s receipt of a complete and accurate invoice from Robbins for the Work performed, together with all supporting information and evidence of payment.

11.10	Robbins shall submit invoices at such intervals to Mesa Cobre for payment for the Site assembly portion of the Work described in Sub-Article 10.5 in accordance with Appendix-9.

Article 12: Default of Robbins

12.1	Robbins shall be in default; if Robbins:

12.1.1	Has repudiated the Agreement; or

12.1.2	Is in breach of any other material obligation under this Agreement and does not take prompt effective action to remedy the breach or does not complete the cure of the breach within thirty (30) days after receipt of written notice given by Mesa Cobre to Robbins; or

12.1.3	Suspends, without justification or excuse, the Work or abandons the Agreement without any reasons attributable to Mesa Cobre and does not re-commence the same within seven (7) days after the receipt of written notice from Mesa Cobre to Robbins; or

12.1.4	neglects or refuses to commence the repair or the replacement of defective Equipment or Work not conforming to the warranty noted under Article 16 within fourteen (14) days after a written notice by Mesa Cobre to Robbins or proceed diligently with the repair or the replacement thereafter.

12.2	On default by Robbins, Mesa Cobre shall give written notice to Robbins of the default specifying the default. If the default is not remedied within fifteen (15) days of Robbins’ receipt of such notice, Mesa Cobre shall be entitled to terminate this Agreement. If Robbins believes it has been wrongly terminated for default, Robbins may refer the matter to dispute resolution in accordance with this Agreement.

Article 13: Force Majeure

13.1	“Force Majeure” shall mean any circumstances beyond the reasonable control of the Party concerned and shall include, but not be limited to, any of the following matters: confiscation, destruction or requisition by order of any government or any public authority, war, revolution, invasion, insurrection, riot, civil commotion, mob violence, sabotage, blockage, embargo, boycott, military or usurped condition, epidemic, quarantine, pandemic, denial of the use of railway, port, airport, shipping services or other means of public transport due to no fault of the Party concerned or its supplier or contractor, strike or lockout or other industrial action by workers or employees that are nationwide or affect an entire sector of the relevant national economy, earthquake, flood, fire, or other natural physical disaster. “Force Majeure” does not, however, include breakdown or unavailability of machinery, delay in delivery or unavailability of component parts from a supplier or contractor of Robbins, or default or delay by any supplier or contractor of Robbins unless, in the case of any supplier or contractor delay, such delay is caused by the supplier or contractor suffering its own Force Majeure.

13.2	Neither Party shall be liable to the other Party for any breach of such Party’s obligations under this Agreement where such Party is prevented, hindered, or delayed from fulfilling or fails to fulfill any of its obligations due to a Force Majeure, where the Force Majeure is the cause of such failure, prevention, hindrance, or delay.

13.3	If a Force Majeure occurs, the Party that is prevented, hindered, or delayed from fulfilling its obligations as a result of the Force Majeure, shall, as soon as reasonably practicable, give notice to the other Party in writing, stating the nature of the Force Majeure, how it is affecting the fulfillment of its obligations, and the date it began to affect its performance (each, an “FM Notice”).

13.4	If a Force Majeure occurs, the affected Party shall: (i) use commercially reasonable efforts to mitigate the effect of the Force Majeure on the fulfillment of its obligations, and keep the other Party reasonably informed in writing of such steps taken to mitigate the effect of the Force Majeure on the fulfillment of its obligations; and (ii) notify the other Party as soon as reasonably practicable after the Force Majeure ceases to affect its performance and recommence fulfillment of its obligations in all respects in accordance with the terms and conditions of this Agreement.

Execution Version

Article 14: Termination by Robbins

14.1	If Mesa Cobre fails to make a payment owed under this Agreement within thirty (30) days after the due date, Robbins may send a notice to Mesa Cobre notifying Mesa Cobre of the payment delay and if desired, Robbins’ intention to suspend performance of the Work until payment of the amount owed is received. If Mesa Cobre does not make the past due payment within fifteen (15) days after Mesa Cobre’s receipt of Robbins’ notice, Robbins shall be entitled to suspend all or part of the Work until the date when the amount owing is actually paid by Mesa Cobre. In this case, Robbins shall be compensated for reasonable costs directly incurred as a result of the suspension and entitled to an equitable extension of its time for the performance of the Work. Should such suspension last more than fifteen (15) days or Mesa Cobre’s failure to pay last more than sixty (60) days after the due date, Robbins may terminate this Agreement by giving at least five (5) days’ advance written notice to such effect to Mesa Cobre, unless Mesa Cobre pays the amounts owed prior to the effective date of the termination.

14.2	If Mesa Cobre does not agree to the termination, Mesa Cobre may refer the matter to dispute resolution in accordance with this Agreement.

Article 15: Termination for Convenience

15.1	In addition to any other termination rights that Mesa Cobre has, before Robbins has fully performed its obligations under this Agreement, then Mesa Cobre may terminate this Agreement at any time (a) if it suspends or terminates the Project or (b) for convenience by giving five (5) days’ written notice to Robbins, in which case the applicable provisions of Articles 18 and 19 of this Agreement will apply. Upon receipt of a termination notice from Mesa Cobre, Robbins shall take all commercially reasonable steps to wind down the Work and cause the Work to cease as soon as practicable in order to minimize Mesa Cobre’s potential cost responsibility hereunder as a result of such termination.

Article 16: Warranty by Robbins

16.1	Robbins represents and warrants that (a) all Work will be performed in a good and workmanlike manner, consistent with applicable industry standards, in accordance with all applicable laws, and in conformance with the requirements of this Agreement; and (b) the Equipment and all other materials, supplies, and equipment furnished by or through Robbins will conform to the requirements of this Agreement and be of good quality, free from all liens, encumbrances, and security interests, free from all defects in manufacture, production, material, or workmanship. Any Work or Equipment that fails to conform to any of these warranties will be considered Defective Work or Defective Equipment.

16.2	Robbins agrees to promptly correct, at its own cost as set forth in Sub-Article 16.4 below, Defective Work and Defective Equipment discovered at any time during the performance of the Work and up until (i) eighteen (18) months after Commissioning, or (ii) the Equipment has bored 2,500 meters of tunnel on the Project, whichever occurs soonest, so that the Defective Work and/or Defective Equipment, as the case may be, conforms to all of the warranties in this Agreement. If Robbins fails to promptly correct Defective Work or Defective Equipment in accordance with this Article, Mesa Cobre may correct the Defective Work and/or Defective Equipment, and Robbins will be responsible for Mesa Cobre’s costs and expenses incurred to correct the Defective Work and/or Defective Equipment.

16.3	As an express condition precedent to pursuing a warranty claim pursuant to this Article 16, Mesa Cobre shall provide Robbins written notice of any alleged defect in the Equipment or Work within five (5) business days after discovery by Mesa Cobre of the alleged defect and provide Robbins with a reasonable opportunity to investigate and/or cure the alleged defect.

16.4	Robbins will be responsible for only the (i) direct labor costs to perform repairs to any Defective Work or Equipment, (ii) direct labor costs to remove and replace any Defective Work or Equipment, (iii) direct cost to supply a repaired or replacement part as a result of any Defective Work or Equipment, DDP Site, and (iv) costs of any supervision to oversee any such repairs requested by Mesa Cobre.

16.5	DISCLAIMER OF WARRANTIES – THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS CONCERNING QUALITY OR PERFORMANCE, WHETHER WRITTEN, ORAL OR IMPLIED, AND ALL OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED.

Execution Version

Article 17: Taxes

17.1	Robbins shall pay all sales, use, value-added, and similar transaction-based taxes unless expressly excluded per this Agreement and all property and ad valorem taxes in respect of the Equipment supplied by Robbins to Mesa Cobre prior to the transfer of title to the Equipment to Mesa Cobre at the time of delivery in accordance with this Agreement, and such sales, use, value-added, and similar transaction-based taxes and property and ad valorem taxes are included in the Equipment purchase price set forth on Appendix-1. Mesa Cobre shall be responsible for all sales, use, value-added, and similar transaction-based taxes and all property and ad valorem taxes imposed on the sale of the Equipment between Robbins and Mesa Cobre under this Agreement that may apply under applicable law of the Site, which taxes are not part of the Equipment purchase price set forth on Appendix-1. If Robbins is required to collect and remit such taxes to the relevant taxing authorities having jurisdiction over the Site, Robbins will include the tax amounts on Robbins’ invoice(s) as separate line items for payment by Mesa Cobre in accordance with the payment terms for the remainder of the invoice, unless Mesa Cobre provides a valid tax exemption certificate or the like to Robbins. Robbins, at Robbin’s own expense, shall pay all payroll taxes, employment taxes, withholding taxes, federal social security taxes, all federal and state unemployment compensation taxes, and similar charges relating to all employees engaged by Robbins in performing the Work and all taxes, including but not limited to income taxes, gross receipts taxes, franchise taxes, and all other taxes or charges imposed by any governmental authority, applicable to Robbins’ employees engaged in performing the Work or applicable to Robbins’ own net income, capital, franchise, or gross receipts.

17.2	Subject to its rights under Sub-Articles 10.2 and 10.3, Robbins agrees that it shall be responsible for payment of all applicable duties, taxes and fees, inclusive of tariffs, in connection with the Equipment and Work and the preparation and submission of all customs documentation for the Equipment and Work.

Article 18: Termination

18.1	This Agreement can be terminated on occurrence of any of the following:

(i)           in accordance with Article 12 for default of Robbins;

(ii)          in accordance with Article 14 for default of Mesa Cobre;

(iii)         by mutual consent of the Parties; and

(iv)         in accordance with Article 15.

Article 19: Consequences of Termination

19.1	If the Agreement is terminated under Sub-Article 18.1(i) above, Robbins shall be liable for the direct damages incurred by Mesa Cobre as a result of Robbins’ default, subject to Article 26 of this Agreement.

19.2	If the Agreement is terminated under Sub-Article 18.1(ii) or 18.1(iv) above, the consequences of termination shall be as provided in Sub-Article 19.4 below.

19.3	In case of termination by mutual consent of the Parties under Sub-Article 18.1(iii) above, the terms and conditions of such termination shall be as mutually agreed between the Parties.

19.4	On termination of this Agreement under Sub-Article 18.1(ii) or (iv) above, Robbins shall be paid by Mesa Cobre for Work performed in accordance with this Agreement prior to Mesa Cobre’s receipt of the termination notice in so far as such amount or items have not already been covered by payments on account made to Robbins hereunder and for Robbins’ reasonable costs incurred solely as a result of the early termination, which Robbins shall use commercially reasonable efforts to mitigate. If the Agreement is terminated under Sub-Article 18.1(ii), Robbins shall be entitled to an amount equal to reasonable overhead and profit on the value of Work not performed.

Article 20: Dispute Resolution

20.1	In case of any dispute between the Parties in connection with, or arising out of this Agreement, the Parties shall attempt to settle such disputes amicably. Mesa Cobre and Robbins will utilize their best efforts to resolve all disputes as quickly as possible by good faith negotiation. If a dispute has not been resolved to the satisfaction of both Parties within forty-five (45) days after written notice of the dispute by either Party, the Parties shall mediate the dispute as an express condition precedent to filing any action or litigation. Mediation shall be administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s then current Construction Industry Mediation Procedures. The mediation shall take place in Phoenix, Arizona or any other mutually agreed upon location.

Execution Version

20.2	If the Parties are unable to resolve their disputes in accordance with Article 20.1 following the conclusion of mediation, or the expiration of sixty (60) days following either Party’s written request for mediation sent to the AAA, either Party may file a demand for arbitration with the AAA, which shall administer binding arbitration regarding any claim, dispute, interpretation or other matter relating in any way to this Agreement, in accordance with the AAA’s then current Construction Industry Arbitration Rules. Notwithstanding the commencement of any arbitration proceedings, the Parties shall participate in mediation in good faith until a settlement or impasse is reached. The arbitration hearing shall be conducted in Phoenix, Arizona or any other mutually agreed upon location. The award rendered by the arbitrator(s) shall be final, and judgment may be entered upon it in accordance with the Federal Arbitration Act in any court having jurisdiction thereof.

20.3	The Parties shall continue to perform their respective obligations pursuant to the terms of this Agreement during any dispute resolution proceedings or litigation. No payment due or payable by Mesa Cobre to Robbins shall be withheld on account of proceedings or litigation unless such payment is the subject of a good faith dispute.

Article 21: Validity

21.1	The Agreement shall remain in force until the date of completion of this Agreement unless terminated earlier in accordance with Article 18 above.

Article 22: Amendments; Severability

22.1	All amendments and additions to this Agreement shall be made in writing signed by a duly authorized representative of each Party (Mesa Cobre and Robbins).

22.2	The invalidity of any provision of the Agreement shall not affect the validity of the remaining provisions. In the event that any provision of this Agreement, in whole or in part, is held to be void, unenforceable, or invalid by any court of competent jurisdiction or arbitrator, the remaining provisions of this Agreement shall be unaffected, and all other provisions of the Agreement, or portions or applications thereof, shall remain valid and in full force and effect.

Article 23: Exchange of Documents and Maintenance of Confidentiality

23.1	Mesa Cobre and Robbins will enter into a confidentiality agreement setting forth their respective confidentiality obligations with respect to confidential information received in connection with this Agreement.

Article 24: Indemnification by Robbins

24.1	Robbins shall indemnify, defend, and hold harmless any or all of Mesa Cobre, its parents and affiliates, and their respective directors, officers, and employees (the “Mesa Cobre Indemnified Parties”) for, from, and against losses, costs, damages, liabilities, claims, demands and causes of action (collectively, “Damages”), arising out of and resulting from or related to third party claims associated with this Agreement, to the extent caused by the negligent acts or omissions or willful misconduct of Robbins.

24.2	Robbins shall also indemnify, defend, and hold harmless any or all of the Mesa Cobre Indemnified Parties for, from, and against Damages with respect to the payments of taxes relating to the income of Robbins or other taxes required to be paid by Robbins without reimbursement hereunder.

24.3	Robbins shall also indemnify, defend, and hold harmless any or all of the Mesa Cobre Indemnified Parties for, from, and against Damages arising from any claim that the Work or the Equipment, or any part thereof, or the operation or use of the Work or the Equipment, or any part thereof, as contemplated in this Agreement infringes or violates any patent, copyright, trade secret, trademark, or other intellectual property right of any third party. If Mesa Cobre is enjoined from using the Work or the Equipment, or any part thereof, as a result of any such infringement or violation by Robbins, then Robbins will promptly, at its expense, either provide to Mesa Cobre non-infringing means of using the Work and Equipment, or negotiate and procure for Mesa Cobre the right to use the Work and Equipment without restriction.

Execution Version

24.4	Mesa Cobre shall notify Robbins in writing of any third-party claims for which indemnity by Robbins would apply pursuant to this Agreement. Robbins shall assume on behalf of Mesa Cobre and conduct with due diligence and in good faith the defense thereof. Mesa Cobre shall provide reasonable support and assistance to Robbins in connection with Robbins’ defense of any claim to which Robbins owes indemnity under this Agreement, at Mesa Cobre’s sole expense.

24.5	The provisions of this Article 24 shall survive the termination of this Agreement.

Article 25: Indemnification by Mesa Cobre

25.1	Mesa Cobre shall indemnify, defend and hold harmless any or all of Robbins, its parents and affiliates, and their respective directors, officers, and employees (collectively, the “Robbins Indemnified Persons”) against Damages arising out of and resulting from or related to third party claims associated with this Agreement, to the extent caused by the negligent acts or omissions or willful misconduct of Mesa Cobre.

25.2	The provisions of this Article 25 shall survive the termination of this Agreement.

Article 26: Limitations of Liability

26.1	Notwithstanding any other provision to the contrary contained herein, the maximum total liability of Robbins under this Agreement, of any and all cause or nature whatsoever, however alleged or arising in relation to the subject matter of this Agreement, whether relating to the delivery or non-delivery of the Equipment, the performance or non-performance of the Work, any act or omission in the performance of Robbins’ obligations related to this Agreement, or any failure by Robbins to perform any of its obligations under this Agreement, whether by way of statute, contract, strict liability, tort (including negligence) or any other basis in law or equity, shall not exceed ten percent (10%) of the Price (the “Total Liability Limitation”); provided, however, the Total Liability Limitation shall not apply to the extent the liability (a) results from the gross negligence, willful misconduct, or fraud of Robbins, (b) arises from Mesa Cobre’s termination of this Agreement pursuant to Sub-Article 12.2 for Robbins’ default under Sub-Article 12.1.3, (c) arises from third party claims for which Robbins owes an indemnification obligation under this Agreement, or (d) arises from Robbins’ warranty obligations under this Agreement,.

26.2	Neither Robbins nor Mesa Cobre shall be liable in tort, equity, contract or statute to the other Party for any indirect, incidental, or consequential damages of any kind or description, including without limitation loss of profit; loss of revenue; loss of use of the Equipment; loss of opportunity; or loss of productivity or efficiency in the performance of tunnelling or other Project work. Nothing contained in this Sub-Article 26.2 shall be deemed to preclude assessment of Liquidated Damages, when applicable, in accordance with Sub-Article 7.3.

26.3	In recognition of the relative risks and benefits to both Robbins and Mesa Cobre in relation to the subject matter of this Agreement, it is the intent of the Parties that the provisions of this Article 26 be enforced to the fullest extent permitted by law.

Article 27: Representations of the Parties

27.1	Each Party represents and warrants to the other that:

27.1.1	It is a corporation duly organized, validly existing and in good standing under the laws of the country of its incorporation, has the lawful power to engage in the business it presently conducts and contemplates conducting, and is duly licensed or qualified and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary.

27.1.2	This Agreement has been duly and validly executed and delivered by the Parties. This Agreement constitutes a legal, valid and binding obligation of the Parties, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.

Article 28: Governing Laws

28.1	This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, including its statutes of limitations, without reference or regard to any conflict of laws principles.

Execution Version

Article 29: Mesa Cobre Project Financing

29.1	Robbins acknowledges that Mesa Cobre intends to obtain financing for the Project. In connection therewith and, notwithstanding any other provision of this Agreement, Robbins agrees to provide such cooperation and assurances as Mesa Cobre or Lenders may reasonably request in connection with Mesa Cobre obtaining any such financing.

29.2	In connection with any financing arrangements, Robbins agrees to furnish to any Lender, Collateral Agent or Lenders’ TA (as applicable):

a.	any such written information, certificates, copies of invoices and receipts, and lien waivers that the Lenders, Collateral Agent or Lenders’ TA may reasonably request;

b.	the Lenders’ Direct Agreement executed by Robbins; and

c.	affidavits and other similar documents (including lien waivers) as the Lenders or Collateral Agent may reasonably request.

29.3	Robbins agrees that Mesa Cobre may disclose confidential information to any potential Lenders for the purposes of raising financing in connection with the Project, as well as to the Lenders (once appointed), the Lenders’ TA and any other professional advisers to Lenders, the potential Lenders and/or the agent, trustee or representative of the Lenders.

29.4	Robbins agrees to negotiate in good faith revisions or amendments to this Agreement which are reasonably requested by Mesa Cobre or Lenders in connection with the financing of the Project.

Article 30: Miscellaneous

30.1	Delay not Waiver: It is understood and agreed that any delay, waiver or omission by Mesa Cobre or Robbins to exercise any right or power arising from any breach or default by Robbins or Mesa Cobre in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by Mesa Cobre or Robbins of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Robbins or Mesa Cobre.

30.2	Entire Agreement: This Agreement contains the entire Agreement between the Parties with respect to the Work and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, understandings and representations pertaining to the subject matter hereof.

30.3	Amendments: No amendments to or modifications of this Agreement shall be valid unless evidenced in writing and signed by a duly authorized representative of both Parties.

30.4	No Third-Party Beneficiaries or Rights: Other than as set forth in Articles 24 and 25, this Agreement and all rights hereunder are intended for the sole and exclusive benefit of the Parties and shall not imply or create any rights on the part of, or obligations to, any other Person.

30.5	Title to Equipment: Title to all Equipment supplied by Robbins in connection with this Agreement shall vest with Mesa Cobre upon delivery made in accordance with this Agreement of the Equipment to the Site. Mesa Cobre may require Robbins to provide bills of sale or such other documentation satisfactory to Mesa Cobre to establish Mesa Cobre’s title to the Equipment and to otherwise protect Mesa Cobre’s interests therein.

30.6	Governing Language: All notices, manuals, design and engineering documents and other writings and communication required pursuant to this Agreement shall be in the English language.

30.7	Time Adherence: Each of the Parties must maintain and perform their respective contractual obligations in a timely manner.

Execution Version

Article 31: Notices and Instructions

31.1	All certificates, notices or orders to be given by either Party to the other shall be valid when given in writing by hand, first class postage pre-paid mail or by email delivery, against receipt to the following addresses:

Mesa Cobre	Mesa Cobre Holding Corporation
c/o Ivanhoe Electric Inc.
Attn: Cassandra Joseph, General Counsel and Corporate Secretary
450 E. Rio Salado Parkway, Suite 130
Tempe, Arizona 85281
Telephone number: [REDACTED]
Email: [REDACTED]

Robbins	Mr. Doug Harding
Global TBM Company dba Robbins
29100 Hall Street
Solon, Ohio 44139 USA
Tel. No.: [REDACTED]
Email: [REDACTED]

31.2	Any such notices and other documents shall:

31.2.1	If delivered by hand, be deemed to have been given and received at the place of receipt on the date of delivery;

31.2.2	If mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt. In the event of postal disruption, such notices or documents must either be delivered personally or sent by facsimile transmission.

31.2.3	If sent by email transmission, be deemed to have been given and received on the date of transmission.

The Parties have caused this Agreement to be signed as of the date first above written by their duly authorized representatives.

For: Mesa Cobre Holding Corporation	For: Global TBM Company dba Robbins

/s/ Glen Kuntz	/s/ Doug Harding
Glen Kuntz	Doug Harding
Authorized Signatory	Sr. Vice President

Appendix 1 - Payment Terms

$64,710,043	Equipment Purchase Price
$1,100,000	Less Deposit (Paid)
$63,610,043	Total Due

Final - May 27, 2026

Percent	Amount	Milestone Payment Terms
20.0%	$12,722,009	Upon execution of Purchase, Supply, Transport, Assembly, Testing, and Commissioning of a Tunnel Boring Machine (TBM) and Associated Equipment, payment due within seven (7) days of receipt of invoice by Mesa Cobre.
10.0%	$6,361,004	Completion of loading on vessel of a minimum of two (2) decks units, the TBM power units and the EPB screw sections for shipment to Robbins workshop in Texas USA.
12.5%	$7,951,255	Completion of loading on vessel the balance of back-up decks, bridge section and containers loaded with TBM parts for shipment to Robbins workshop in Texas USA.
10.0%	$6,361,004	Delivery to the Robbins facilities in the USA of the Equipment noted in Phase 10200 and 10300 of Appendix 3.
10.0%	$6,361,004	Delivery to the Site from Robbins facilities and/or Robbins suppliers of the Equipment noted in Phase 10410, 10510, 10700 of Appendix 3.
10.0%	$6,361,004	Delivery to the Site from Robbins facilities and/or Robbins suppliers of the Equipment noted in Phase 10800, 11310,10710 of Appendix 3, including the main conveyor main drive unit.
5.0%	$3,180,502	Commencement of on site first time assembly (OFTA) activities, which is defined as mobilization of Robbins OFTA crew as set forth in Appendix 3.
10.0%	$6,361,004	Completion of Commissioning and delivery of three (3) multi service vehicles (MSV's) to the Site.
2.5%	$1,590,251	Completion of the first 200 m of boring. If milestone is not achieved due to no fault of Robbins within 3 months of Commissioning, the invoice will become due and payable.
5.0%	$3,180,502	Completion of 1,000 m of boring. If milestone is not achieved due to no fault of Robbins within 12 months of Commissioning, the invoice will become due and payable.
5.0%	$3,180,502	Completion of 2,000 m of boring. If milestone is not achieved due to no fault of Robbins within 18 months of Commissioning, the invoice will become due and payable.
100.0%	$63,610,043

[Appendix-2 through Appendix-8 and Appendix-10 have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]

Appendix 9 - Assembly Payment Terms

$    5,800,000 OFTA Fixed Assembly Price

REV1-5/28/2026

Percent	Amount	Milestone Payment Terms
25.0%	$1,450,000	Commencement of on site first time assembly (OFTA) activities, which is defined as mobilization of Robbins OFTA crew as set forth in Appendix 3.
20.0%	$1,160,000	Upon mechanical assembly of Forward Shield with Cutterhead Support on the assembly pad on site (Phase 10410 and 10510 in Appendix 3).
20.0%	$1,160,000	Upon mechanical assembly of TBM at the surface on the assembly pad on site (Phase 10200 thru 10710 and 13500 per Appendix 3).
20.0%	$1,160,000	Upon mechanical assembly of complete TBM and Backup equipment on the assembly pad (excluded Phase 11600 and 12100 per Appendix 3)
15.0%	$870,000	Completion of Commissioning as defined in the Agreement.
100.0%	$5,800,000